Exhibit 99.1

John Lilak, Executive Vice President; President, Soterra

Executive Vice President John Lilak Announces His Pending Retirement

(April 29, 2005) - John Lilak, Greif executive vice president and president of the company’s timber subsidiary Soterra LLC, has announced he will retire from his position Oct. 31, the end of the company’s 2005 fiscal year. Greif is traded on the New York Stock

Exchange under the symbols GEF and GEF.B.

Beginning Nov. 1, Lilak will work for Greif in a limited capacity on special projects, including performance management, executive development and company-wide personnel-related issues. Lilak plans to fully retire in April 2007.

A successor will be named at a later date.

Completing more than 35 years in sales, marketing, and management roles in the packaging, paper and forest resources businesses, Lilak joined Greif in 1999 from Union Camp/International Paper. There he served as general sales and marketing manager for the Container Division, group general manager for Performance Packaging, and international sales and marketing manager for the Kraft Paper and Board Division.

Lilak is past chairman and Executive Committee board member of the Fibre Box Association (FBA). He also serves on the executive board for Containerboard for the American Forest & Products Association (AF&PA), and is a past director of the International Corrugated Packaging Foundation (ICPF). A graduate of the University of Memphis, Lilak has attended executive sessions at the University of Virginia Darden Graduate School of Business Administration and the Kellogg Graduate School of Northwestern University.